Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE SECOND QUARTER 2022

■ Second Quarter 2022 Revenue:	$3.84 billion; up 32%
■ Second Quarter 2022 Operating Income:	$353.1 million; up 46%
■ Second Quarter 2022 EPS:	$2.42 vs. $1.61; up 50%

LOWELL, Ark., July 19, 2022 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced second quarter 2022 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $255.3 million, or diluted earnings per share of $2.42 versus second quarter 2021 net earnings of $172.2 million, or $1.61 per diluted share.

Total operating revenue for the current quarter was $3.84 billion, compared with $2.91 billion for the second quarter 2021, an increase of 32%. All segments contributed to the year-over-year growth in consolidated revenue. Intermodal (JBI) revenue grew 42% driven by an 8% increase in volume and a 32% increase in revenue per load. Dedicated Contract Services® (DCS®) revenue grew 39% as a result of a 21% increase in average revenue producing trucks and a 14% improvement in fleet productivity versus the prior-year period. Despite a softer spot-rate environment, our asset-light Truckload (JBT) segment and our non-asset Integrated Capacity Solutions™ (ICS) segment grew revenue 46% and 3% year-over-year, respectively, as the blending of our drop-trailer and live network service offering eliminates waste and drives efficiencies for our customers by leveraging the capabilities of our J.B. Hunt 360°® platform. Final Mile Services® (FMS) revenue increased 21%, primarily driven by our recent acquisition. Current quarter total operating revenue, excluding fuel surcharge revenue, increased 21% versus the comparable quarter 2021.

Total freight transactions in the Marketplace for J.B. Hunt 360 increased 11% to $556 million in the second quarter 2022 compared to $500 million in the prior-year quarter. JBT and JBI executed approximately $113 million and $51 million of their third-party dray, independent contractor and power-only capacity costs through the platform during the quarter, an increase of 60% and 54% year-over-year respectively. ICS revenue on the platform decreased 1% to $392 million versus the year ago period.

Operating income for the current quarter totaled $353.1 million versus $241.5 million for the second quarter 2021. Operating income increased from second quarter 2021 primarily due to higher volumes, customer rate, cost-recovery efforts, and further scaling into our people and technology investments. These items were partially offset by increases in: professional driver and non-driver wages and benefits, rail and truck purchased transportation expense, costs associated with inefficiencies in container utilization in JBI, hiring and recruiting expense, and implementation costs for newly awarded business in both DCS and FMS segments. The company also incurred a net $18.4 million pre-tax expense consisting of an increase in casualty claim expenses, offset by a workers’ compensation insurance benefit.

Net interest expense for the current quarter increased from second quarter 2021 due to higher interest rates compared to the same period last year.

The effective income tax rate in the current quarter was 25.0% and in line with the second quarter 2021. We now expect our 2022 annual tax rate to be between 23.5% and 24.5%.

Segment Information:

Intermodal (JBI)

■	Second Quarter 2022 Segment Revenue:	$1.83 billion; up 42%
■	Second Quarter 2022 Operating Income:	$202.5 million; up 50%

Intermodal volumes increased 8% over the same period in 2021. Eastern network loads increased 13%, while transcontinental loads increased 5%. Demand for intermodal capacity remained strong throughout the quarter, however rail velocity and customer behavior negatively impacted network efficiencies and container utilization, and ultimately, our ability to execute even greater volume in the quarter. Despite the network inefficiencies, segment gross revenue increased 42% from the prior-year period, reflecting the 8% increase in volume and a 32% increase in gross revenue per load, resulting from changes in the mix of freight, customer rates, and fuel surcharge revenues. Revenue per load excluding fuel surcharge revenue was up 20% year-over-year.

Operating income increased 50% in the second quarter from an increase in volume, combined with customer rate and cost-recovery efforts. These items were partially offset by increases in rail and third-party dray purchased transportation costs, professional driver and non-driver wages and benefits, professional driver recruiting expense, and costs stemming from inefficiencies in the rail and port networks, as well as customer detention of equipment. The JBI segment incurred approximately $7.7 million of the net pre-tax insurance-related expense in the quarter. During the period, we successfully onboarded 1,325 new pieces of trailing equipment. We ended the quarter with approximately 110,600 containers and 6,620 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Second Quarter 2022 Segment Revenue:	$863 million; up 39%
■	Second Quarter 2022 Operating Income:	$89.2 million; up 13%

DCS revenue increased 39% during the current quarter over the same period 2021. Productivity (revenue per truck per week) increased approximately 14% versus the prior period. Productivity excluding fuel surcharge revenue increased 5% from a year ago driven by increases in contracted indexed-based price escalators, partially offset by lower productivity of equipment on start-up accounts. A net additional 2,122 revenue producing trucks were in the fleet by the end of the quarter compared to the prior-year period, and a net additional 456 versus the end of the first quarter 2022. Customer retention rates remain above 98%.

Operating income increased 13% from the prior-year quarter. Benefits from higher revenue were mostly offset by increases in professional driver and non-driver wages and benefits, higher driver-recruiting costs, other costs related to the implementation of new, long-term contractual business, and higher bad debt and group medical expense. The DCS segment incurred approximately $1.6 million of the net pre-tax insurance-related expense in the quarter.

Integrated Capacity Solutions (ICS)

■	Second Quarter 2022 Segment Revenue:	$623 million; up 3%
■	Second Quarter 2022 Operating Income:	$23.6 million; up 658%

ICS revenue increased 3% in the current quarter over the same period 2021. Overall segment volumes decreased 3% versus the prior-year period, which was consistent with truckload volume performance. Revenue per load increased 5% compared to the second quarter 2021 due to higher contractual rates in our truckload business as well as changes in customer freight mix, partially offset by lower revenue per load in our transactional or spot business. Contractual volumes represented approximately 54% of the total load volume and 48% of the total revenue in the current quarter compared to 48% and 35%, respectively, in second quarter 2021. Of the total reported ICS revenue, approximately $392 million was executed through the Marketplace for J.B. Hunt 360 compared to $396 million in second quarter 2021.

Operating income increased 658% to $23.6 million compared to $3.1 million in the second quarter 2021. Benefits from higher revenue and gross profit margin were partially offset by higher personnel cost, increased insurance and claims expense and higher technology costs as compared to the same period 2021. The ICS segment incurred approximately $6.7 million of the net pre-tax insurance-related expense in the quarter. Gross profit margins increased to 16.2% in the current period versus 10.5% in the prior period. ICS carrier base increased 33% year over year.

Truckload (JBT)

■	Second Quarter 2022 Segment Revenue:	$269 million; up 46%
■	Second Quarter 2022 Operating Income:	$25.0 million; up 76%

JBT revenue increased 46% as compared to the same period in the previous year. Revenue excluding fuel surcharge revenue increased 37% primarily due to increased load volume and higher revenue per load excluding fuel surcharge revenue. Volume for JBT was up 14% year-over-year as total trailer count increased by approximately 3,800 units, or 46% versus the prior-year period. Trailer turns in the quarter were down 18% from the prior period due to the onboarding of new trailers and freight mix. Revenue per load excluding fuel surcharge revenue was up 20% on a 1% increase in length of haul. Both mix and same-store rate increases contributed to the increase in revenue quality.

JBT operating income increased 76% to $25.0 million versus $14.2 million in the second quarter 2021. JBT continues to leverage the J.B. Hunt 360 platform to grow power capacity and capability for the J.B. Hunt 360box® service offering. Benefits from higher volume and revenue quality led to an improvement in contribution margins across the segment. These benefits were partially offset by higher purchased transportation expense, trailer parts and maintenance costs, personnel costs, insurance and claims expense and continued technology investments to build out 360box. The JBT segment incurred approximately $2.0 million of the net pre-tax insurance-related expense in the quarter.

Final Mile Services (FMS)

■	Second Quarter 2022 Segment Revenue:	$257 million; up 21%
■	Second Quarter 2022 Operating Income:	$12.8 million; up 20%

FMS revenue increased 21% compared to the same period 2021 driven by the previously announced acquisition of Zenith Freight Lines, LLC (Zenith) that closed at the end of February, in addition to multiple customer contracts implemented over the last year. Revenue growth in the quarter was partially offset by internal efforts to improve revenue quality of the business. FMS revenue increased 8% over the prior-year period excluding the Zenith acquisition, which contributed approximately $28 million to segment revenue in the quarter.

Operating income increased 20% from second quarter 2021 which included the prior-year benefit of $3.2 million from a net settlement of claims. The increase in operating income was primarily driven by an improvement in revenue quality partially offset by increases in professional driver and non-driver wages and benefits, insurance and claims expense, higher technology costs, driver-recruiting expense and implementation costs for newly awarded business. The FMS segment incurred approximately $0.4 million of the net pre-tax insurance-related expense in the quarter.

Cash Flow and Capitalization:

At June 30, 2022, we had approximately $1.3 billion outstanding on various debt instruments which is comparable to levels at June 30, 2021 and at December 31, 2021.

Our net capital expenditures for the six months ended June 30, 2022 approximated $598 million compared to $261 million for the same period 2021. At June 30, 2022, we had cash and cash equivalents of approximately $124 million.

In the second quarter 2022, we purchased approximately 979,000 shares of common stock for approximately $164 million. At June 30, 2022, we had approximately $112 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2022 approximated 103.8 million.

Conference Call Information:

The Company will hold a conference call today from 4:00–5:00 pm CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2021. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2022		2021
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,159,759		$2,606,981
Fuel surcharge revenues	677,773		301,389
Total operating revenues	3,837,532	100.0%	2,908,370	100.0%

Operating expenses
Rents and purchased transportation	1,920,823	50.1%	1,538,232	52.9%
Salaries, wages and employee benefits	841,825	21.9%	665,471	22.9%
Fuel and fuel taxes	265,636	6.9%	126,841	4.4%
Depreciation and amortization	157,571	4.1%	139,371	4.8%
Operating supplies and expenses	126,383	3.3%	91,019	3.1%
Insurance and claims	87,258	2.3%	35,508	1.2%
General and administrative expenses, net of asset dispositions	59,764	1.6%	47,505	1.6%
Operating taxes and licenses	16,323	0.4%	14,209	0.5%
Communication and utilities	8,866	0.2%	8,668	0.3%
Total operating expenses	3,484,449	90.8%	2,666,824	91.7%
Operating income	353,083	9.2%	241,546	8.3%
Net interest expense	12,842	0.3%	12,059	0.4%
Earnings before income taxes	340,241	8.9%	229,487	7.9%
Income taxes	84,900	2.2%	57,325	2.0%
Net earnings	$255,341	6.7%	$172,162	5.9%
Average diluted shares outstanding	105,387		106,816
Diluted earnings per share	$2.42		$1.61

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2022		2021
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$6,201,976		$4,995,015
Fuel surcharge revenues	1,124,144		531,504
Total operating revenues	7,326,120	100.0%	5,526,519	100.0%

Operating expenses
Rents and purchased transportation	3,758,163	51.3%	2,890,533	52.3%
Salaries, wages and employee benefits	1,605,416	21.9%	1,285,502	23.3%
Fuel and fuel taxes	455,102	6.2%	239,881	4.4%
Depreciation and amortization	306,334	4.2%	276,916	5.0%
Operating supplies and expenses	233,322	3.2%	172,717	3.1%
Insurance and claims	133,389	1.8%	73,538	1.3%
General and administrative expenses, net of asset dispositions	97,209	1.4%	92,396	1.7%
Operating taxes and licenses	32,073	0.4%	28,024	0.5%
Communication and utilities	17,735	0.2%	17,814	0.3%
Total operating expenses	6,638,743	90.6%	5,077,321	91.9%
Operating income	687,377	9.4%	449,198	8.1%
Net interest expense	25,429	0.4%	24,084	0.4%
Earnings before income taxes	661,948	9.0%	425,114	7.7%
Income taxes	163,282	2.2%	106,346	1.9%
Net earnings	$498,666	6.8%	$318,768	5.8%
Average diluted shares outstanding	105,729		106,816
Diluted earnings per share	$4.72		$2.98

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2022		2021
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,832,778	48%	$1,289,400	44%
Dedicated	863,038	22%	621,179	22%
Integrated Capacity Solutions	623,233	16%	607,614	21%
Truckload	268,796	7%	183,634	6%
Final Mile Services	257,364	7%	212,265	7%
Subtotal	3,845,209	100%	2,914,092	100%
Intersegment eliminations	(7,677)	(0%)	(5,722)	(0%)
Consolidated revenue	$3,837,532	100%	$2,908,370	100%

Operating income

Intermodal	$202,529	57%	$134,641	56%
Dedicated	89,197	25%	79,010	33%
Integrated Capacity Solutions	23,623	7%	3,118	1%
Truckload	24,968	7%	14,195	6%
Final Mile Services	12,848	4%	10,691	4%
Other (1)	(82)	(0%)	(109)	(0%)
Operating income	$353,083	100%	$241,546	100%

	Six Months Ended June 30
	2022		2021
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,436,164	47%	$2,466,532	45%
Dedicated	1,604,344	22%	1,201,137	22%
Integrated Capacity Solutions	1,298,624	18%	1,132,561	20%
Truckload	533,139	7%	333,165	6%
Final Mile Services	475,818	6%	414,148	7%
Subtotal	7,348,089	100%	5,547,543	100%
Intersegment eliminations	(21,969)	(0%)	(21,024)	(0%)
Consolidated revenue	$7,326,120	100%	$5,526,519	100%

Operating income

Intermodal	$403,500	59%	$242,108	54%
Dedicated	166,301	24%	153,349	34%
Integrated Capacity Solutions	48,587	7%	10,387	2%
Truckload	56,458	8%	24,369	6%
Final Mile Services	12,668	2%	19,189	4%
Other (1)	(137)	(0%)	(204)	(0%)
Operating income	$687,377	100%	$449,198	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2022	2021

Intermodal

Loads	539,024	499,682
Average length of haul	1,658	1,678
Revenue per load	$3,400	$2,580
Average tractors during the period *	6,562	5,782
Tractors (end of period) *	6,620	5,823
Trailing equipment (end of period)	110,654	99,377
Average effective trailing equipment usage	108,860	98,210

Dedicated

Loads	1,121,054	996,650
Average length of haul	164	161
Revenue per truck per week**	$5,380	$4,707
Average trucks during the period***	12,412	10,224
Trucks (end of period) ***	12,628	10,506
Trailing equipment (end of period)	27,108	27,354

Integrated Capacity Solutions

Loads	321,685	330,127
Revenue per load	$1,937	$1,841
Gross profit margin	16.2%	10.5%
Employee count (end of period)	1,044	966
Approximate number of third-party carriers (end of period)	154,770	116,600
Marketplace for J.B. Hunt 360 revenue (millions)	$392.1	$396.1

Truckload

Loads	123,592	108,538
Average trailers during the period	12,135	8,662
Revenue per load	$2,175	$1,692
Average length of haul	490	485

Tractors (end of period)
Company-owned	726	752
Independent contractor	1,897	1,018
Total tractors	2,623	1,770

Trailers (end of period)	12,770	8,958

Final Mile Services

Stops	1,441,796	1,732,962
Average trucks during the period***	1,873	1,488

*	Includes company-owned and independent contractor tractors
**	Using weighted workdays
***	Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2022	2021

Intermodal

Loads	1,049,760	977,967
Average length of haul	1,665	1,683
Revenue per load	$3,273	$2,522
Average tractors during the period *	6,412	5,750
Tractors (end of period) *	6,620	5,823
Trailing equipment (end of period)	110,654	99,377
Average effective trailing equipment usage	107,372	96,406

Dedicated

Loads	2,162,896	1,938,870
Average length of haul	164	161
Revenue per truck per week**	$5,120	$4,643
Average trucks during the period***	12,179	10,093
Trucks (end of period) ***	12,628	10,506
Trailing equipment (end of period)	27,108	27,354

Integrated Capacity Solutions

Loads	650,397	622,492
Revenue per load	$1,997	$1,819
Gross profit margin	14.5%	11.4%
Employee count (end of period)	1,044	966
Approximate number of third-party carriers (end of period)	154,770	116,600
Marketplace for J.B. Hunt 360 revenue (millions)	$822.4	$755.0

Truckload

Loads	244,119	211,600
Average trailers during the period	11,796	8,616
Revenue per load	$2,184	$1,575
Average length of haul	491	465

Tractors (end of period)
Company-owned	726	752
Independent contractor	1,897	1,018
Total tractors	2,623	1,770

Trailers (end of period)	12,770	8,958

Final Mile Services

Stops	2,786,625	3,408,987
Average trucks during the period***	1,761	1,501

*	Includes company-owned and independent contractor tractors
**	Using weighted workdays
***	Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$123,841	$355,549
Accounts Receivable, net	1,776,773	1,506,619
Prepaid expenses and other	381,304	451,201
Total current assets	2,281,918	2,313,369
Property and equipment	7,294,079	6,680,316
Less accumulated depreciation	2,846,384	2,612,661
Net property and equipment	4,447,695	4,067,655
Other assets, net	522,949	413,324
	$7,252,562	$6,794,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$349,955	$355,972
Trade accounts payable	886,617	772,736
Claims accruals	324,758	307,210
Accrued payroll	185,829	190,950
Other accrued expenses	122,906	102,732
Total current liabilities	1,870,065	1,729,600

Long-term debt	945,999	945,257
Other long-term liabilities	301,003	256,233
Deferred income taxes	810,631	745,442
Stockholders' equity	3,324,864	3,117,816
	$7,252,562	$6,794,348

Supplemental Data
(unaudited)

	June 30, 2022	December 31, 2021

Actual shares outstanding at end of period (000)	103,813	105,094

Book value per actual share outstanding at end of period	$32.03	$29.67

	Six Months Ended June 30
	2022	2021

Net cash provided by operating activities (000)	$784,527	$668,748

Net capital expenditures (000)	$598,094	$260,711